FOR IMMEDIATE RELEASE

For more information contact:	Financial:	Charles L. Szews
Executive Vice President and
Chief Financial Officer
(920) 235-9151, Ext. 2332
	Media:	Kirsten Skyba
Vice President, Communications
(920) 233-9621

OSHKOSH TRUCK REPORTS RECORD FOURTH QUARTER EPS UP
38.1% TO $0.58 AND FISCAL YEAR 2005 EPS UP 38.9% TO $2.18;
REAFFIRMS FISCAL YEAR 2006 EPS ESTIMATE RANGE OF $2.40 – $2.50

OSHKOSH, WIS. (November 1, 2005) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty trucks and truck bodies, today reported that net income increased 42.0 percent to $160.2 million, or $2.18 per share, on sales of $2.96 billion for its fiscal year ended September 30, 2005. This compares with net income of $112.8 million, or $1.57 per share, on sales of $2.26 billion in fiscal 2004. Oshkosh also reaffirmed its estimated range of fiscal 2006 earnings per share of $2.40 to $2.50. All references to per share amounts have been adjusted to reflect the two-for-one stock split effected on August 26, 2005.

-Continued-

        Sales increased 26.5 percent in the fourth quarter of fiscal 2005 to $823.7 million. Operating income increased 49.6 percent to $74.0 million or 9.0 percent of sales. Net income was up 42.4 percent to $42.8 million, or $0.58 per share, in the fourth quarter compared to the prior year quarter. Strong defense segment earnings offset relatively flat earnings in the fire and emergency and commercial segments as compared to the prior year quarter. The results for the fourth quarter of fiscal 2004 included a cumulative life-to-date adjustment of $5.3 million to increase margins on the Company’s Medium Tactical Vehicle Replacement (“MTVR”) base contract with the U.S. Marine Corps by 0.5 percent ($0.05 per share). The MTVR base contract was completed in June 2005.

        Robert G. Bohn, Oshkosh chairman, president and chief executive officer, said, “Fiscal 2005 results were at record levels for most financial performance metrics. In addition, this marked the ninth consecutive year of improved financial performance and reflects positively on our ability to deliver long-term value and growth to our shareholders.

        “Fourth quarter results reflected exceptional performance from the Company’s defense business. Revenue growth in new and remanufactured defense trucks, parts and service were driving forces in quarterly and full-year performance. The Geesink Norba Group returned to profitability this quarter, and ‘lean’ initiatives at McNeilus exerted positive influence, reflected in record deliveries and improved lead times.

        “Oshkosh Truck is moving into fiscal 2006 strong and focused. We are encouraged that backlog in all businesses is up significantly from the prior year, providing a solid base for growth. Cost reduction will continue to be the critical focus for all segments to supplement our current ‘lean’ initiatives in driving margin improvement. Most significantly, we have made progress toward achieving our previously stated goals. Fiscal 2005 organic sales growth was above our 10 percent stated goal. Our consolidated operating income margin reached 9 percent for the first time. And, return on invested capital was 20.5 percent, well above our 15 percent target,” continued Bohn.

-Continued-

        Factors affecting fourth quarter results for the Company’s business segments included:

        Fire and emergency—Fire and emergency segment sales increased 6.4 percent to $211.4 million for the quarter compared to the prior year quarter, while operating income remained flat at $19.0 million, or 9.0 percent of sales, compared to 9.5 percent of sales in the prior year quarter. The higher sales level reflected strong order flow for fire apparatus offset by lower airport product sales. Operating income margins for the segment decreased due to lower sales of higher-margin airport products and production inefficiencies associated with the consolidation of certain ambulance manufacturing facilities.

        Defense—Defense segment sales increased 58.1 percent to $355.0 million for the quarter compared to the prior year’s fourth quarter due to a nearly 50.0 percent increase in new and remanufactured heavy-payload truck sales and a near doubling of parts and service sales. Operating income in the fourth quarter was up 87.4 percent, to $63.2 million, or 17.8 percent of sales, compared to operating income in the prior year quarter of $33.7 million, or 15.0 percent of sales. Fourth quarter 2005 margins were favorably impacted by an improved product mix of new and remanufactured heavy-payload truck sales and parts and service sales. Results in the fourth quarter of fiscal 2004 reflected relatively high sales of lower-margin MTVR base contract trucks and included a $5.3 million cumulative life-to-date adjustment to operating income to increase margins on the Company’s MTVR base contract by 0.5 percent.

-Continued-

        Commercial—Commercial segment sales increased 13.7 percent to $266.5 million for the quarter on strong order intake. Operating income decreased 6.6 percent to $4.5 million, or 1.7 percent of sales, compared to $4.9 million, or 2.1 percent of sales, in the prior year quarter. The CON-E-CO and London acquisitions contributed sales of $21.7 million and operating income of $0.6 million during the quarter. Sales from other businesses in the segment grew 4.4 percent while their operating income declined 19.7 percent for the quarter. The decrease in operating income margins from the prior year was primarily a result of the sale of concrete placement and domestic refuse products at sales prices that were not sufficient to recover higher steel and component costs. The Company expects that its pricing initiatives over the last six months will begin to benefit its concrete placement and domestic refuse product margins beginning in the second quarter of fiscal 2006. The Company’s European refuse business earned a small operating profit in the quarter compared to an operating loss in the prior year’s quarter. The Company expects its European refuse business to be modestly profitable throughout fiscal 2006 due to product design changes, outsourcing and other cost reduction activities in process.

        Corporate and other—Operating expenses and inter-segment profit elimination increased $4.7 million to $12.8 million, due largely to increased personnel costs. Interest expense net of interest income in the fourth quarter decreased $1.0 million to $0.3 million, compared to the prior year quarter due to investment income on higher cash balances during the quarter.

        The provision for income taxes in the fourth quarter increased to 41.4 percent of income, compared to 38.3 percent of income in the prior year quarter. The higher rate reflected an increase of $2.2 million ($0.03 per share) in the valuation allowance for deferred tax assets related to net operating loss carryforwards in The Netherlands.

        Total debt at September 30, 2005 increased slightly to $24.1 million from $23.6 million at June 30, 2005, while cash increased $84.4 million to $127.5 million at September 30, 2005 from $43.1 million at June 30, 2005 due to strong cash flow from operations.

-Continued-

      Full Year Results

        The Company reported that earnings per share increased 38.9 percent to $2.18 per share for fiscal 2005 on sales of $2.96 billion and net income of $160.2 million compared to $1.57 per share for fiscal 2004 on sales of $2.26 billion and net income of $112.8 million. Results for fiscal 2005 included cumulative life-to-date adjustments to increase the margin on the MTVR base contract totaling $24.7 million, the favorable settlements of product liability matters for $4.2 million and a net charge for workforce reductions of $3.7 million. Results for fiscal 2004 included MTVR base contract cumulative life-to-date margin adjustments totaling $19.5 million that increased operating income for the year and a $1.8 million charge for workforce reductions.

        Operating income increased 48.1 percent to $267.2 million, or 9.0 percent of sales, in fiscal 2005 compared to $180.4 million, or 8.0 percent of sales, in fiscal 2004.

      Dividend Announcement

        Oshkosh Truck Corporation's Board of Directors declared a quarterly dividend of $0.0675 per share of Common Stock. The dividend will be payable November 23, 2005, to shareholders of record as of November 16, 2005.

        Oshkosh Truck Corporation officials will comment on fourth quarter earnings and expectations for fiscal 2006 during a live conference call at 11:00 a.m. Eastern Standard Time today. Viewer-controlled slides for the call will be available on the Company’s website beginning at 9:30 a.m. Eastern Standard Time this morning. The call will be available simultaneously via a webcast over the Internet as a service to investors. It will be listen-only format for on-line listeners. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of such conference call and related question and answer session will be available for at least twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty commercial, fire and emergency and military trucks and truck bodies under the Oshkosh®, McNeilus®, Pierce®, Medtec™, CON-E-CO®, London®, Geesink™ and Norba™ brand names. Oshkosh’s products are valued worldwide by fire and emergency units, defense forces, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

-Continued-

Forward-Looking Statements

        This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital spending and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as the Company “expects,” “intends,” “estimates,” “anticipates,” or “believes” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, without limitation, the Company’s ability to turnaround its Geesink Norba Group and McNeilus businesses, the cyclical nature of the Company’s commercial and fire and emergency markets, risks related to reductions in government expenditures, the uncertainty of government contracts, the challenges of identifying acquisition candidates and integrating acquired businesses, higher steel and component costs and the Company’s ability to avoid such cost increases based on its supply contracts or recover such cost increases with increases in selling prices of its products, the success of the launch of the Revolution® composite concrete mixer drum, and risks associated with international operations and sales, including foreign currency fluctuations. In addition, the Company’s expectations for fiscal 2006 are based in part on certain assumptions made by the Company, including, without limitation, those relating to the Company’s ability to turnaround the business of the Geesink Norba Group sufficiently to support its current valuation resulting in no non-cash impairment charge for Geesink Norba Group goodwill; the Company’s ability to increase its operating income margins at McNeilus; the ability of the Company to recover steel and component cost increases from its customers; anticipated commercial segment sales demand in advance of 2007 diesel engine emissions standards changes; the level of concrete placement activity; the performance of the U.S. and European economies generally; when the Company will receive sales orders and payments; achieving cost reductions; production and margin levels under the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity contract, the MTVR follow-on contract and for international defense trucks; the level of U.S. Department of Defense procurement of replacement parts, services and remanufacturing of trucks; capital expenditures of municipalities, airports and large waste haulers; the availability of commercial chassis and certain chassis components; spending on bid and proposal activities and new product development; personnel costs; the ability to integrate acquired businesses; and that the Company does not complete any acquisitions. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
	(In thousands, except per share amounts)
Net sales	$823,716	$651,074	$2,959,900	$2,262,305
Cost of sales	688,274	552,838	2,465,130	1,898,636

Gross income	135,442	98,236	494,770	363,669
Operating expenses:
Selling, general and administrative	59,543	46,494	219,875	175,951
Amortization of purchased intangibles	1,925	2,310	7,693	7,308

Total operating expenses	61,468	48,804	227,568	183,259

Operating income	73,974	49,432	267,202	180,410
Other income (expense):
Interest expense	(1,865)	(1,541)	(8,235)	(5,549)
Interest income	1,553	243	3,052	1,235
Miscellaneous, net	(1,061)	(227)	(1,898)	452

	(1,373)	(1,525)	(7,081)	(3,862)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	72,601	47,907	260,121	176,548
Provision for income taxes	30,072	18,329	102,267	65,892

Income before equity in earnings of
unconsolidated affiliates and
minority interest	42,529	29,578	157,854	110,656
Equity in earnings of unconsolidated
affiliates, net of income taxes	603	503	2,920	2,219
Minority interest, net of income taxes	(380)	(69)	(569)	(69)

Net income	$42,752	$30,012	$160,205	$112,806

Earnings per share
Basic	$0.59	$0.43	$2.22	$1.62
Diluted	$0.58	$0.42	$2.18	$1.57
Basic weighted average shares outstanding	72,915	68,624	71,294	68,388
Effect of dilutive securities:
Class A Common Stock	--	1,620	944	1,624
Stock options and incentive
compensation awards	1,195	1,896	1,384	1,966

Diluted weighted average shares outstanding	74,110	72,140	73,622	71,978

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2005	September 30, 2004
	(Unaudited)
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$127,507	$30,081
Receivables, net	280,247	252,253
Inventories	489,997	368,067
Deferred income taxes	36,618	41,033
Other current assets	20,015	19,273

Total current assets	954,384	710,707
Investment in unconsolidated affiliates	20,280	21,187
Property, plant and equipment	355,341	316,538
Less accumulated depreciation	(162,315)	(147,962)

Net property, plant and equipment	193,026	168,576
Goodwill, net	399,875	385,063
Purchased intangible assets, net	128,525	140,506
Other long-term assets	22,213	26,375

Total assets	$1,718,303	$1,452,414

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$226,768	$200,290
Revolving credit facility and current maturities
of long-term debt	21,521	72,739
Customer advances	303,090	209,656
Floor plan notes payable	21,332	25,841
Payroll-related obligations	47,460	43,978
Income taxes	11,571	17,575
Accrued warranty	39,546	35,760
Other current liabilities	104,251	73,842

Total current liabilities	775,539	679,681
Long-term debt	2,589	3,209
Deferred income taxes	55,443	66,543
Other long-term liabilities	62,917	64,259
Minority interest	3,145	2,629
Commitments and contingencies
Shareholders' equity	818,670	636,093

Total liabilities and shareholders' equity	$1,718,303	$1,452,414

-Continued-

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended September 30,
	2005	2004
	(In thousands)
Operating activities:
Net income	$160,205	$112,806
Non-cash and other adjustments	36,564	24,988
Changes in operating assets and liabilities	15,542	(2,878)

Net cash provided by operating activities	212,311	134,916
Investing activities:
Acquisition of businesses, net of cash acquired	(31,286)	(87,489)
Additions to property, plant and equipment	(43,174)	(29,950)
Proceeds from sale of assets	204	172
Decrease (increase) in other long-term assets	5,747	(11,149)

Net cash used by investing activities	(68,509)	(128,416)
Financing activities:
Net (repayments) borrowings under revolving credit facility	(51,613)	10,063
Proceeds from exercise of stock options	24,257	4,592
Purchase of Common Stock	(612)	(18)
Proceeds from issuance of long-term debt	--	965
Repayment of long-term debt	(656)	(1,927)
Debt issuance costs	--	(1,342)
Dividends paid	(16,022)	(9,106)

Net cash (used) provided by financing activities	(44,646)	3,227
Effect of exchange rate changes on cash	(1,730)	1,109

Increase in cash and cash equivalents	97,426	10,836
Cash and cash equivalents at beginning of period	30,081	19,245

Cash and cash equivalents at end of period	$127,507	$30,081

Supplementary disclosure:
Depreciation and amortization	$34,699	$27,961

-Continued-

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
	(In thousands)
Net sales to unaffiliated customers:
Fire and emergency	$211,414	$198,662	$841,465	$599,734
Defense	354,969	224,484	1,061,064	774,059
Commercial	266,514	234,492	1,085,700	907,309
Intersegment eliminations	(9,181)	(6,564)	(28,329)	(18,797)

Consolidated	$823,716	$651,074	$2,959,900	$2,262,305

Operating income (expense):
Fire and emergency	$19,039	$18,954	$79,619	$54,957
Defense (1)	63,195	33,714	210,232	127,859
Commercial	4,534	4,853	23,829	34,838
Corporate and other	(12,794)	(8,089)	(46,478)	(37,244)

Consolidated	$73,974	$49,432	$267,202	$180,410

Period-end backlog:
Fire and emergency			$526,200	$470,720
Defense			1,199,924	888,714
Commercial			217,935	191,548

Consolidated			$1,944,059	$1,550,982

(1) Includes the following cumulative life-to-date adjustments to operating income due to an increase in margins on the Company’s MTVR base contract.

	Three Months Ended September 30,		Year Ended September 30,
	2005	2004	2005	2004
	(In thousands, except percentages)
Increase in operating income	$--	$5,300	$24,700	$19,500
Increase in margin percentage	0.0%	0.5%	2.5%	2.1%
Margin percentage at period-end			10.1%	7.6%

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